Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Third Quarter and First Nine Months 2015 Financial Results;

Company Swings to Profitability on 9% Growth in Consulting Fees and Record EBITDA

Philadelphia, PA — November 10, 2015 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today its financial results for the third quarter and first nine months ended September 30, 2015 (see attached tables).

Total revenue for the third quarter of 2015 was $178.9 million, an increase of 10.8% from the third quarter of 2014.  Consulting fee revenue for the third quarter was $158.6 million, an increase of 9.1% from last year’s third quarter.

EBITDA (as defined below) for the third quarter was a record $14.2 million, a 6.1% increase from the third quarter of 2014.  Operating profit for the third quarter was a record $11.7 million, an increase of 3.5% from the third quarter of last year.  Net earnings in the third quarter were $2.9 million, or $0.06 per diluted share, compared to a net loss of ($9.0 million), or ($0.19) per diluted share, in the third quarter of 2014.

Unusual expenses totaling $1.7 million adversely impacted Hill’s profitability in the third quarter, including $0.9 million for severance, primarily in Europe, $0.6 million in additional interest expense related to a litigation settlement, and $0.2 million in legal and other professional fees related to the recent proxy contest and financial restatement.

The company’s total backlog at September 30, 2015 was $879 million, down 6.9% from $944 million at June 30, 2015.  Twelve-month backlog at September 30, 2015 was $397 million, down 7.2% from $428 million at June 30, 2015.

“Our net earnings were a big improvement from last year, and would have been even better but for several large one-time expenses and an unusually high effective tax rate,” said David L. Richter, Hill’s President and Chief Executive Officer.  “Our consulting fee growth in the third quarter was not as high as expected, and that also had a dampening effect on an otherwise strong quarter,” added Richter.

First Nine Months 2015 Results

Total revenue for the first nine months of 2015 was a record $530.9 million, an increase of 12.7% from the first nine months of 2014.  Consulting fee revenue for the first nine months of 2015 was a record $469.5 million, an increase of 9.9% from the first nine months of last year.

EBITDA for the first nine months was $35.6 million, a 4.1% decrease from the first nine months of 2014.  Operating profit for the first nine months was $28.0 million, down 9.5% from the first nine months of last year.  Net earnings for the first nine months were $8.0 million, or $0.16 per diluted share, compared to a net loss of ($2.1 million), or ($0.05) per diluted share, for the first nine months of 2014.

2015 Guidance

Based on Hill’s financial performance during the first nine months, current market conditions and the backlog amounts described above, the company is adjusting and narrowing its prior guidance regarding consulting fee revenue growth in 2015.  The company now expects consulting fees this year to be between $630 million and $640 million, up from $577.1 million in 2014.  This guidance reflects approximately 9% to 11% growth in consulting fees for the year.  In addition, based upon Hill’s financial performance during the first nine months and Hill’s current cost optimization program, the company is narrowing its prior guidance regarding EBITDA margin as a percentage of consulting fee revenue in 2015.  The company now expects EBITDA margin this year to be between 8% and 9%, up from 6.6% in 2014.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group.

Project Management Group.  Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, project labor agreement consulting, commissioning, estimating and cost management, labor compliance and facilities management services.

Total revenue at Hill’s Project Management Group during the third quarter of 2015 was $135.5 million, an increase of 11.3% from the third quarter of 2014.  Consulting fee revenue for the third quarter at the Projects Group was a record $116.5 million, an increase of 8.9% from the third quarter of last year.  Operating profit for the Projects Group for the third quarter was a record $15.4 million, an increase of 19.0% from last year’s third quarter.

Total revenue at the Projects Group during the first nine months of 2015 was a record $402.6 million, an increase of 12.8% from the first nine months of 2014.  Consulting fee revenue for the Projects Group during the first nine months was a record $345.1 million, an increase of 8.8% from the first nine months of last year.  Operating profit for the Projects Group for the first nine months was a record $43.0 million, an increase of 2.3% from last year’s first nine months.

Construction Claims Group.  Hill’s Construction Claims Group provides claims consulting, management consulting, litigation support, expert witness testimony, cost/damages assessment, delay/disruption analysis, adjudication, lender advisory, risk management, forensic accounting, fraud investigation, Project Neutral and international arbitration services.

Total revenue at Hill’s Construction Claims Group during the third quarter of 2015 was $43.4 million, an increase of 9.2% from the third quarter of 2014.  Consulting fee revenue for the third quarter at the Claims Group was $42.0 million, an increase of 9.6% from last year’s third quarter.  Operating profit for the Claims Group for the third quarter was $4.6 million, a decrease of 13.0% from the third quarter of last year.

Total revenue at the Claims Group during the first nine months of 2015 was a record $128.3 million, an increase of 12.3% from the first nine months of 2014.  Consulting fee revenue at the Claims Group for the first nine months was a record $124.3 million, an increase of 13.2% from the first nine months of last year.  Operating profit for the Claims Group for the first nine months of 2015 was a record $11.7 million, an increase of 6.8% from the first nine months of 2014.

Conference Call

David L. Richter, Hill’s President and Chief Executive Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on November 11, 2015, at 11:00 am Eastern Time to discuss the financial results for the third quarter and first nine months ended September 30, 2015.  Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls.”  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 4,800 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, energy environmental and industrial markets.  Engineering News-Record magazine recently ranked Hill as the seventh largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

The Hill International logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=5733.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue and our expenses may be higher than anticipated.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Restatement

All amounts included in this press release reflect the impact and results of the company’s previously-announced restatement.  For further information regarding such restatement, please refer to the company’s Annual Report on Form 10-K/A for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q/A for the quarterly periods ended March 31, 2015 and June 30, 2015 filed with the Securities and Exchange Commission on November 10, 2015.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-F)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
				(Restated)
Consulting fee revenue	$158,579	$145,324	$469,458	$427,088
Reimbursable expenses	20,356	16,167	61,393	44,055
Total revenue	178,935	161,491	530,851	471,143

Cost of services	89,345	82,675	268,174	244,511
Reimbursable expenses	20,356	16,167	61,393	44,055
Total direct expenses	109,701	98,842	329,567	288,566
Gross profit	69,234	62,649	201,284	182,577
Selling, general and administrative expenses	57,527	51,352	173,101	151,677
Equity in losses of affiliate	14	—	231	—
Operating profit	11,693	11,297	27,952	30,900

Interest expense and related financing fees, net	4,147	16,112	11,252	26,834

Earnings (loss) before income taxes	7,546	(4,815)	16,700	4,066
Income tax expense	4,210	3,800	7,980	5,116

Net earnings (loss)	3,336	(8,615)	8,720	(1,050)

Less: net earnings - noncontrolling interests	388	351	675	1,089

Net earnings (loss) attributable to Hill International, Inc.	$2,948	$(8,966)	$8,045	$(2,139)

Basic earnings (loss) per common share - Hill International, Inc.	$0.06	$(0.19)	$0.16	$(0.05)
Basic weighted average common shares outstanding	51,119	46,606	50,661	42,348

Diluted earnings (loss) per common share - Hill International, Inc.	$0.06	$(0.19)	$0.16	$(0.05)
Diluted weighted average common shares outstanding	51,803	46,606	51,274	42,348

Selected Segment Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Project Management

Consulting fee revenue	$116,541	$106,969	$345,122	$317,278

Total revenue	$135,539	$121,746	$402,586	$356,959

Gross profit	$46,082	$41,267	$132,557	$121,526

Gross profit as a percent of consulting fee revenue	39.5%	38.6%	38.4%	38.3%

Selling, general and administrative expenses	$30,644	$28,307	$89,289	$79,457

SG&A expenses as a percentage of consulting fee revenue	26.3%	26.5%	25.9%	25.0%

Operating profit before equity in losses of affiliates	$15,438	$12,960	$43,268	$42,069

Equity in losses of affiliate	(14)	—	(231)	—

Operating profit	15,424	12,960	43,037	42,069

Operating profit as a percent of consulting fee revenue	13.2%	12.1%	12.5%	13.3%

Construction Claims

Consulting fee revenue	$42,038	$38,355	$124,336	$109,810

Total revenue	$43,396	$39,745	$128,265	$114,184

Gross profit	$23,152	$21,382	$68,727	$61,051

Gross profit as a percent of consulting fee revenue	55.1%	55.7%	55.3%	55.6%

Selling, general and administrative expenses	$18,570	$16,113	$57,040	$50,110

SG&A expenses as a percentage of consulting fee revenue	44.2%	42.0%	45.9%	45.6%

Operating profit	$4,582	$5,269	$11,687	$10,941

Operating profit as a percent of consulting fee revenue	10.9%	13.7%	9.4%	10.0%

Selected Other Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Consulting fee revenue	$158,579	$145,324	$469,458	$427,088

Total revenue	$178,935	$161,491	$530,851	$471,143

Gross profit	$69,234	$62,649	$201,284	$182,577

Gross profit as a percentage of consulting fee revenue	43.7%	43.1%	42.9%	42.7%

Selling, general and administrative expenses (excluding corporate expenses)	$49,214	$44,420	$146,329	$129,567

Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	31.0%	30.6%	31.2%	30.3%

Corporate expenses	$8,313	$6,932	$26,772	$22,110

Corporate expenses as a percentage of consulting fee revenue	5.2%	4.8%	5.7%	5.2%

Operating profit before equity in losses of affiliates	$11,707	$11,297	$28,183	$30,900

Equity in losses affiliates	(14)	—	(231)	—

Operating profit	11,693	11,297	27,952	30,900

Operating profit as a percent of consulting fee revenue	7.4%	7.8%	6.0%	7.2%

Effective income tax rate	55.8%	(78.9)%	47.8%	125.8%

Selected Balance Sheet Data

	September 30, 2015	December 31, 2014

Cash and cash equivalents	$23,901	$30,124
Accounts receivable, net	$236,824	$195,098
Current assets	$301,445	$263,164
Total assets	$449,556	$419,609
Current liabilities	$149,718	$141,700
Total debt	$143,474	$128,236
Stockholders’ equity:
Hill International, Inc. share of equity	$115,697	$113,288
Noncontrolling interest	$1,984	$8,712
Total equity	$117,681	$122,000

EBITDA Reconciliation

(Unaudited)

Management believes earnings before interest, taxes, depreciation and amortization, or EBITDA, in addition to operating profit, net earnings and other measures under United States generally accepted accounting principles, or GAAP, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures.  EBITDA is not a measure of financial performance under GAAP.  Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  The following table is a reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K for the three and nine months ended September 30, 2015 and 2014 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
				(Restated)
Net earnings (loss)	$2,948	$(8,966)	$8,045	$(2,140)
Interest expense, net	4,147	16,112	11,252	26,834
Income tax expense	4,210	3,800	7,980	5,116
Depreciation and amortization	2,863	2,412	8,286	7,276
EBITDA	$14,168	$13,358	$35,563	$37,086